Exhibit 99.1

For Immediate Release

Investor Contact: Dave Staples	Media Contact: Jeanne Norcross
Executive Vice President & CFO	Vice President Corporate Affairs
(616) 878-8793	(616) 878-2830

Spartan Stores Hosts Annual Shareholders Meeting

Elects Three Directors

Approves Executive Compensation and Annual Shareholder Voting

Regarding “Say on Pay”

GRAND RAPIDS, MICHIGAN – August 10, 2011 – Spartan Stores, Inc., (Nasdaq:SPTN) a leading regional grocery distributor and retailer, today hosted its 2011 Annual Shareholders Meeting at the JW Marriott Hotel in Grand Rapids, MI. The Company’s shareholders approved all proposals at the meeting.

Shareholders elected, Wendy A. Beck and Yvonne R. Jackson, and re-elected Elizabeth A. Nickels, to the Board of Directors for one-year terms expiring at the 2012 annual meeting.

Ms. Beck has been a director of Spartan Stores since her appointment to the Board in October 2010. She is currently Executive Vice President and Chief Financial Officer of Norwegian Cruise Line, one of the leading cruise ship operators in the world. She was formerly Chief Financial Officer of Domino’s Pizza, a public pizza delivery company with more than 9,000 national and international franchise and company-owned retail stores, and an extensive food distribution operation.

Ms. Jackson has been a director of Spartan Stores since her appointment to the Board in October 2010. She is currently President of BeecherJackson, a human resources management consulting firm, and serves as chair of the Compensation Committee on the board of Directors of Winn-Dixie Stores, Inc., a food retailer operating in the southeastern U.S.

Ms. Nickels has been a director of Spartan Stores since 2000. She is currently President of Herman Miller Healthcare, a position she has held since August 2007, and Executive Vice President of Herman Miller, Inc., a title she has held since February 2000. Ms. Nickels also served as Chief Financial Officer of Herman Miller from February 2000 to August 2007.

In the Company’s “say on pay” vote, shareholders approved the compensation of the Company’s named executive officers. Shareholders also voted to hold future “say on pay” votes annually. Both votes were advisory and non-binding.

In addition, shareholders ratified Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year 2012.

About Spartan Stores

Grand Rapids, Michigan-based Spartan Stores, Inc., (Nasdaq:SPTN) is the nation’s eleventh largest grocery distributor with 1.4 million square feet of warehouse, distribution, and office space located in Grand Rapids, Michigan. The Company distributes more than 40,000 corporate and national brand products to approximately 375 independent locations in Michigan, Indiana and Ohio, and to our 97 corporate owned stores located in Michigan, including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets and VG’s Food and Pharmacy.

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